EXHIBIT 5.2

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States dentons.com

July 18, 2025

electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, New Jersey 07866

Re: Registration Statement on Form S-3 (File No. 333-284477)

Ladies and Gentlemen:

In our capacity as counsel to electroCore, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-284477) (the “Registration Statement”), which Registration Statement the Company initially filed on January 24, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the registration under the Act and the proposed issuance and sale from time to time by the Company of up to an aggregate initial offering amount of $100,000,000 of securities of the Company, and the prospectus supplement to the Registration Statement filed therein pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”), under which up to $20,000,000 of shares (the “ATM Shares”) of the Company’s common stock, par value $0.0001 per share, registered under the Registration Statement may be offered and sold from time to time by the Company pursuant to the At The Market Offering Agreement, dated November 29, 2024, between the Company and H.C. Wainwright & Co., LLC.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s certificate of incorporation, as amended and restated, and in effect on the date hereof, (ii) the Company’s bylaws, as amended and restated, and in effect on the date hereof, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”) and the Prospectus Supplement contained therein (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (iv) corporate proceedings of the Company relating to the ATM Shares and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the ATM Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Delaware (excluding local laws) and the federal laws of the United States of America.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement comprising a part of the Registration Statement and any amendment thereto. We further consent to the incorporation by reference of this opinion into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to additional Company securities. We do not, by giving any such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP

Dentons US LLP